EXHIBIT 99.3

LETTER TO CLIENTS

relating to

ALESTRA, S. DE R.L. DE C.V.’s

Offer to Exchange
up to $392,200,000 of Senior Notes due 2010 for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009	Cash Tender Offer for a portion of its outstanding 12 1/8% Senior Notes due 2006 and its outstanding 12 5/8% Senior Notes due 2009

Consent solicitations to amend the indentures for our outstanding Senior Notes and solicitation of acceptances to a U.S. prepackaged plan of reorganization

as described in the Prospectus dated             , 2003

To our clients:

Enclosed is a Prospectus dated             , 2003, related Letter of Transmittal and related Bankruptcy Ballots, which together constitute the Exchange Offers, the Cash Tender Offers, the Consent Solicitations and the U.S. Prepackaged Bankruptcy Plan Bankruptcy Solicitations, relating to Alestra, S. de R.L. de C.V.’s above-listed securities (the “Existing Notes”).

We are writing to request instructions as to whether you wish to tender any or all of the Existing Notes held by us for your account pursuant to the terms and conditions of the Exchange Offers, the Cash Tender Offer and the Consent Solicitations and as to how you wish to vote on the U.S. prepackaged bankruptcy plan. We are the holder of record and/or participant in the book-entry transfer facility (The Depository Trust Company) of Existing Notes held by us for your account. A tender of such Existing Notes and vote on the U.S. prepackaged bankruptcy plan can be made only by us as the record holder and/or participant in the book-entry transfer facility (The Depository Trust Company) and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Existing Notes held by us for your account.

Please complete the form entitled “Instruction to Registered Holder and/or Book-Entry Transfer Participant From Owner of Existing Notes” and the “Existing Notes Ballot” enclosed with this letter and the Prospectus.

PLEASE NOTE THAT THE EXCHANGE OFFERS, THE CASH TENDER OFFERS, THE CONSENT SOLICITATIONS AND THE BANKRUPTCY SOLICITATIONS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON             , 2003 UNLESS EXTENDED (THE “EXPIRATION DATE”), SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTER OF TRANSMITTAL AND FURNISH US WITH YOUR INSTRUCTIONS AND THE EXISTING NOTES BALLOT AS PROMPTLY AS POSSIBLE.

We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal and the certifications in the Existing Notes Ballot. Please read the Letter of Transmittal and the Existing Notes Ballot to understand the representations and certifications you will be making by participating in the Exchange Offers, the Cash Tender Offers, the Consent Solicitations and the Bankruptcy Solicitations.

Very truly yours,